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Exhibit 99.(a)(5)

[SILICON GRAPHICS LETTERHEAD]

News Release

FOR IMMEDIATE RELEASE

SGI SUCCESSFULLY COMPLETES EXCHANGE OFFER

Extends Maturity of 98% of 2004 Senior Notes to 2009

MOUNTAIN VIEW, Calif. (December 22, 2003)—Silicon Graphics, Inc. (NYSE: SGI) announced that $226.7 million principal amount of its 5.25% Senior Convertible Notes Due 2004, representing 98% of the $230 million outstanding, were tendered and accepted in its exchange offer, which expired on December 19, 2003. Approximately $224 million of the notes, including $11.8 million tendered pursuant to notices of guaranteed delivery, were exchanged for new 6.50% Senior Secured Convertible Notes and $2.3 million were exchanged for new 11.75% Senior Secured Notes. Both series of new notes will mature in 2009. Approximately $4 million aggregate principal amount of the 5.25% Senior Convertible Notes not tendered for exchange will remain outstanding.

"The successful completion of the exchange offer is an important milestone and represents a great vote of confidence in the future of SGI," said Bob Bishop, chairman and CEO of SGI. "The restructuring of this obligation will give us the time to continue our progress toward profitability and should substantially remove an uncertainty that has clouded our future. This is great news for investors, customers, employees and all those who hold a stake in SGI."

This news release contains forward-looking statements relating to future events or financial performance that involve risks and uncertainties. Forward looking-statements in this news release include, without limitation, statements regarding expectations about future financial results and the effect of uncertainty about the company's debt restructuring efforts. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; the failure to achieve expected product mix and revenue levels; and the failure to manage costs and improve operating efficiencies. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-Q for the quarter ended September 26, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

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  Exhibit 99.(a)(5)